Mail Stop 3561

      				        October 7, 2005



By Facsimile and U.S. Mail

Mr. Mitchell Rubenstein
Chairman of the Board and
	Chief Executive Officer
Hollywood Media Corp.
2255 Glades Road
Suite 221A
Boca Raton, FL 33431

      Re:      Hollywood Media Corp.
      	Form 10-K for Fiscal Year Ended December 31, 2004
      	Filed March 31, 2005
                	File No.  1-14332

Dear Mr. Rubenstein:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Michael Moran
								Accounting Branch Chief